Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

GE Life and Annuity Assurance Company:

We consent to the incorporation by reference in the registration statements (No. 333-67902, 333-69620, and 333-69786) on Form S-1 of GE Life and Annuity Assurance Company of our reports dated February 12, 2005, with respect to the consolidated balance sheets of GE Life and Annuity Assurance Company and subsidiary as of December 31, 2004 and 2003, and the related statements of income, stockholder’s interest, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004, annual report on Form 10-K of GE Life and Annuity Assurance Company.

Our report dated February 12, 2005, with respect to the consolidated balance sheets of GE Life and Annuity Assurance Company and subsidiary as of December 31, 2004 and 2003, the related statements of income, stockholder’s interest, and cash flows for each of the years in the three-year period ended December 31, 2004 refers to a change in accounting for certain nontraditional long-duration contracts and for separate accounts in 2004 and goodwill and other intangible assets in 2002.

/s/ KPMG LLP

Richmond, Virginia

March 1, 2005